Exhibit 99.1

Contact:  Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
 678-518-3278

Neenah Paper Reports 2016 Fourth Quarter and Full Year Results

Fourth quarter E.P.S. of $0.95 up 12% (adjusted E.P.S. of $1.10 up 21%)
Record full year E.P.S. of $4.26 up 21% (adjusted E.P.S. of $4.54 up 23%)

ALPHARETTA, GEORGIA — February 15, 2017 — Neenah Paper, Inc. (NYSE:NP) today reported 2016 fourth quarter and full-year results.

Fourth Quarter Highlights

•	Revenues of $220.5 million decreased 4 percent compared with the prior year.

•	Operating income of $21.9 million increased 5 percent compared with the prior year.

•	Earnings per diluted share of $0.95 increased 12 percent compared with $0.85 in the fourth quarter of 2015.

•
Adjusted earnings per share of $1.10 in 2016 increased 21 percent compared with $0.91 with the prior year. Adjusted earnings per share in 2016 exclude $0.15 of costs for integration, restructuring and pension settlement charges and in 2015 exclude $0.07 for tax credits related to prior periods and $0.13 of costs for integration, restructuring and other items.

•	FiberMark integration activities were completed with the closure and consolidation of a leased facility in Reading, Pennsylvania and implementation of the Company's ERP system at new sites.

•	A seventh double-digit increase in dividends was announced beginning with dividends paid in March 2017.

Full Year Highlights

•	Record net sales, operating income, earnings per share and cash provided by operations.

•	Net sales of $941.5 million increased 6 percent compared with $887.7 million in the prior year.

•	Operating income of $114.1 million increased 13 percent compared with $101.4 million in the prior year.

•	Earnings per diluted share of $4.26 increased 21 percent compared with $3.53 in 2015.

•
Adjusted earnings per share of $4.54 increased 23 percent compared with $3.70 per share in the prior year. Adjusted earnings per share in 2016 exclude costs of $0.28 for integration, restructuring and pension settlement charges and adjusted earnings per share in 2015 exclude $0.07 for tax credits related to prior periods and $0.24 of costs for integration, restructuring and other items.

•	Cash provided by operations of $115.8 million, increased 4 percent compared with $111.2 million in 2015.

•	Key strategic initiatives were completed, including a capital project to add transportation filtration capacity in the U.S. and the integration of FiberMark (acquired on August 1, 2015).

•	Cash returns to shareholders of $38.8 million through dividends and share repurchases, increased $10.1 million compared with $28.7 million in 2015.

•	Total returns to shareholders, through stock price appreciation and dividends, was 39 percent.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“In 2016 our teams again delivered impressive financial results and returns for our shareholders. With record operating cash flows and balanced capital deployment, we invested capital efficiently to add filtration capacity in the U.S., completed the integration of Fibermark with its added capabilities, increased direct cash returns to shareholders by over 30 percent, and used remaining funds to pay down debt,” said John O’Donnell, Chief Executive Officer.

“Our businesses enter 2017 with strong market positions and catalysts for continued growth. Coupled with our substantial cash flow generation and strong balance sheet, we're well-positioned to create further value for our shareholders as Neenah continues to develop into a faster growing, diversified specialty materials company.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $220.5 million in the fourth quarter of 2016 declined 4 percent compared with $230.4 million in the prior year. Approximately half of the decline resulted from unusually high sales of Other segment products in 2015 in advance of the December 2015 closure of the Fitchburg mill. The remaining decrease in sales reflected lower shipments and unfavorable currency translation impacts in Technical Products and a lower-priced mix in Fine Paper and Packaging.

Selling, general and administrative (SG&A) expense of $20.4 million in the fourth quarter of 2016 decreased $4.5 million as a result of reductions in combined costs following the FiberMark acquisition and timing of certain spending in 2016.

Operating income of $21.9 million in 2016 increased 5 percent compared with $20.9 million in the fourth quarter of 2015. Higher income in 2016 resulted from reductions in SG&A and lower input costs that were partly offset by a less favorable mix, lower volumes and unfavorable currency impacts. Adjusted operating income in 2016 of $26.0 million increased 6 percent compared with $24.5 million in the fourth quarter of 2015. Adjusted operating income in 2016 excluded restructuring and integration costs of $3.3 million, primarily for the Reading facility closure and trial costs for the new US transportation filtration machine, as well as $0.8 million for a pension settlement charge. In 2015, excluded costs for integration and restructuring were $3.6 million.

Net interest expense of $2.8 million in the fourth quarter of 2016 was equal to the prior year.

The income tax rate in the fourth quarter of 2016 was 14 percent compared to a rate of 20 percent in the fourth quarter of 2015. The tax rate in the fourth quarter of 2016 was 10 percentage points lower as a result of adoption of ASU 2016-09 in 2016, which requires excess tax benefits from stock compensation to be recorded as a reduction to income tax expense in the quarter they are incurred, and also due to adjustments to deferred taxes and reserves for uncertain tax positions. The rate in the fourth quarter of 2015 was favorably impacted by recognition of a full year of Research and Development (R&D) tax credits following approval by Congress in December 2015.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2016 was $18.1 million compared with $31.7 million in the fourth quarter of 2015. Increased 2016 income and associated benefits from utilization of tax credits were more than offset by a smaller reduction in accounts receivable and higher pension contributions.

Capital spending of $19.1 million in the fourth quarter of 2016 compared with $22.4 million in the prior year period. Both periods contained elevated spending due to an investment to add transportation filtration capacity in North America, which began in 2015 and was completed in late 2016.

Dividends and share buybacks were $14.0 million in the fourth quarter of 2016 and $7.5 million in the same quarter of 2015.

Debt as of December 31, 2016 was $220.9 million compared to $211.2 million at September 30, 2016 and $229.4 million on December 31, 2015. Cash and cash equivalents as of December 31, 2016 were $3.1 million compared with $7.3 million at September 30, 2016 and $4.2 million as of December 31, 2015.

Quarterly Segment Results

Technical Products net sales of $104.3 million decreased 3 percent compared with prior year sales of $108.0 million. Excluding unfavorable currency translation, sales declined 2 percent, as growth in transportation filtration and backings was offset by decreased shipments of labels, water filtration and other specialty performance materials.

Operating income of $12.2 million in the fourth quarter of 2016 was in line with prior year income of $12.4 million as lower input costs and reduced SG&A spending in 2016 were offset by a less favorable mix and lower sales. Excluding costs for restructuring and integration of $0.8 million in 2016 and $0.6 million in 2015, adjusted operating income of $13.0 million in the fourth quarter of 2016 was equal to the prior year.

Fine Paper & Packaging net sales were $111.7 million, down 1 percent compared with $112.4 million in the prior year. Shipments increased 3 percent in 2016, with a higher proportion of non-branded products carrying a lower average selling price.

Operating income of $17.5 million in the fourth quarter increased 16 percent, from $15.1 million in 2015. Income grew in 2016 as a result of lower input costs and reduced SG&A. Excluding integration and restructuring costs of $0.7 million in both 2016 and 2015, adjusted operating income of $18.2 million in the fourth quarter of 2016 increased 15 percent compared with $15.8 million in the prior year.

Unallocated corporate costs in the fourth quarter of 2016 were $6.6 million compared with $4.8 million in the prior year period. Unallocated corporate costs included $1.2 million for restructuring and $0.8 million for pension settlement charges in 2016 and $0.3 million for restructuring in 2015. Excluding these items, unallocated corporate costs of $4.6 million in 2016 were $0.1 million higher than the prior year.

Other net sales were $4.5 million in 2016 compared with $10.0 million in 2015. The decline was largely due to higher sales in 2015 in advance of the Fitchburg mill closure and exit from certain product lines. An operating loss of $1.2 million in 2016 compared with a loss of $1.8 million in the fourth quarter of 2015. Excluding costs for integration activities of $0.6 million in 2016 and $2.0 million in 2015, an adjusted operating loss of $0.6 million occurred in 2016 compared to operating income of $0.2 million in the prior year, primarily as a result of lower net sales in 2016.

Full Year 2016 Consolidated Results

Consolidated net sales of $941.5 million in 2016 were 6 percent higher than the prior year as revenues related to the August 1, 2015 FiberMark acquisition and other incremental volume growth more than offset lower net selling prices and currency effects.  Technical Products sales increased 9 percent due to acquired volume and organic volume growth, which were partially offset by lower net selling prices. Net sales of Fine Paper and Packaging increased 2 percent from the prior year due to acquired volume, which was partially offset by lower net selling prices.

Consolidated operating income of $114.1 million in 2016 increased 13 percent from the prior year. The favorable comparison was primarily due to lower manufacturing material costs (including purchasing synergies resulting from the FiberMark acquisition), and increased sales as a result of volume growth. These favorable variances were partially offset by incremental acquired SG&A, lower net selling prices, and higher integration and restructuring costs, primarily related to costs related to the Appleton filtration machine conversion and a pension settlement charge. Excluding one-time charges of $7.8 million in 2016 and $6.5 million in 2015 (as shown on the GAAP reconciliation table later in this release), adjusted operating income in 2016 increased $14.0 million, or 13 percent from the prior year.

For the full year, tax rates were 29 percent in 2016 and 33 percent in 2015. The lower tax rate in 2016 resulted from adoption of ASU 2016-09, which recognizes excess tax benefits from stock compensation as a reduction to tax expense, and from adjustments to deferred taxes and reserves for uncertain tax positions.

Earnings per diluted common share of $4.26 in 2016 increased 21 percent from $3.53 in 2015 primarily due to higher operating income and a lower effective tax rate. After excluding adjusting items noted in the GAAP reconciliation table, adjusted earnings per share increased 23 percent to $4.54 in 2016 from $3.70 in 2015.

Cash provided by operating activities of $115.8 million for 2016 was $4.6 million higher than $111.2 million in the prior year.  The increase was primarily due to increased operating earnings and utilization of tax credits that were only partly offset by higher contributions to post-retirement benefit plans.

Capital spending of $68.5 million increased from $48.1 million in 2015 primarily due to an investment to add transportation filtration capacity in the U.S. that was completed at the end of 2016.

Discontinued Operations

Discontinued Operations were reported for the Company's former paper mill located in Lahnstein, Germany that was sold on October 31, 2015. In 2015, the Company recorded a loss of $9.4 million, or $0.55 per diluted share primarily related to the loss on the sale. In the second quarter of 2016, the Company recorded an additional loss of $0.4 million, or $0.02 per diluted share to reflect final adjustments to the transaction price.

Outlook

The outlook for selected items is as follows:

•
The U.S. dollar is projected to be at least five cents stronger versus the euro in 2017. Every five cent change impacts annual sales by approximately $10 million, pre-tax income by approximately $2.5 million, and earnings per share by $0.10.

•	Input costs for energy and raw materials are projected to rise versus 2016. The Company will continue to look for ways to offset these impacts by controlling costs and pricing.

•
Technical Products operating income will be impacted by approximately $4 million (with about half being non cash) as the new U.S. filtration machine starts up. Incremental sales from this machine in 2017 are expected to be $10 to $15 million.

•	Cash payments and contributions for post retirement plans are expected to decrease by $7 million to $16 million in 2017.

•	Higher U.S. interest rates and changes in debt levels are expected to increase interest expense by $1 million.

•	The 2017 effective book tax rate is expected to average 32 percent while the cash tax rate will remain near 20 percent, as R&D tax credits are consumed.

•	Capital spending is anticipated to return to a normal range of 3 to 5 percent of net sales, or approximately $40 million.

•	Quarterly dividends will increase 12 percent to $0.37/share and the Company will continue to opportunistically repurchase shares under an approved $25 million repurchase plan.

Conference Call

A conference call and webcast to discuss fourth quarter and full year earnings and other matters of interest will be held as noted below.

Date: Thursday, February 16, 2017
Time: 10:00 a.m. Eastern Time
Dial-In #:  (888) 893-0989 U.S./Canada or (706) 758-4223 International
Confirmation ID Code: 59598268
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.

A replay of the call will be available through the company’s web site until March 16, 2017 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 59598268.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Sales	$220.5	$230.4	$941.5	$887.7
Cost of products sold	174.0	180.9	727.0	692.3
Gross Profit	46.5	49.5	214.5	195.4
Selling, general and administrative expenses	20.4	24.9	92.2	86.5
Integration/restructuring costs	3.3	3.6	7.0	6.5
Pension settlement charge	0.8	—	0.8	—
Other expense - net	0.1	0.1	0.4	1.0
Operating Income	21.9	20.9	114.1	101.4
Interest expense - net	2.8	2.8	11.1	11.5
Income From Continuing Operations Before Income Taxes	19.1	18.1	103.0	89.9
Provision for income taxes	2.7	3.6	29.6	29.4
Income From Continuing Operations	16.4	14.5	73.4	60.5
Loss from discontinued operations, net of income taxes	—	(2.5)	(0.4)	(9.4)
Net Income	$16.4	$12.0	$73.0	$51.1

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.97	$0.86	$4.33	$3.58
Discontinued Operations	—	(0.15)	(0.02)	(0.56)
	$0.97	$0.71	$4.31	$3.02
Diluted
Continuing Operations	$0.95	$0.85	$4.26	$3.53
Discontinued Operations	—	(0.15)	(0.02)	(0.55)
	$0.95	$0.70	$4.24	$2.98

Weighted Average Common
Shares Outstanding (000s)
Basic	16,767	16,775	16,773	16,754
Diluted	17,097	16,999	17,087	17,012

NEENAH PAPER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Sales:
Technical Products	$104.3	$108.0	$466.4	$429.2
Fine Paper and Packaging	111.7	112.4	452.1	442.7
Other	4.5	10.0	23.0	15.8
Consolidated	$220.5	$230.4	$941.5	$887.7

Operating Income (Loss):
Technical Products	$12.2	$12.4	$65.6	$54.1
Fine Paper and Packaging	17.5	15.1	70.7	67.3
Other	(1.2)	(1.8)	(1.1)	(2.0)
Unallocated corporate costs	(6.6)	(4.8)	(21.1)	(18.0)
Consolidated	$21.9	$20.9	$114.1	$101.4

NEENAH PAPER, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP MEASURES
CONTINUING OPERATIONS
(In millions)
(Unaudited)

	Fourth Quarter		YTD
	2016	2015	2016	2015
GAAP Operating Income	$21.9	$20.9	$114.1	$101.4
Integration/Restructuring Costs	3.3	3.6	7.0	6.5
Pension Settlement Charge	0.8	—	0.8	—
Total adjustments	4.1	3.6	7.8	6.5
Adjusted operating income	$26.0	$24.5	$121.9	$107.9

GAAP Income	$16.4	$14.5	$73.4	$60.5
Integration/Restructuring Costs	2.0	2.2	4.3	4.0
Pension Settlement Charge	0.5	—	0.5	—
Prior year R&D tax credit	—	(1.1)	—	(1.1)
Total adjustments	2.5	1.1	4.8	2.9
Adjusted Income	$18.9	$15.6	$78.2	$63.4

GAAP Earnings per Diluted Common Share	$0.95	$0.85	$4.26	$3.53
Integration/Restructuring Costs	0.12	0.13	0.25	0.24
Pension Settlement Charge	0.03	—	0.03	—
Prior year R&D tax credit	—	(0.07)	—	(0.07)
Total adjustments	0.15	0.06	0.28	0.17
Adjusted diluted EPS	$1.10	$0.91	$4.54	$3.70

Diluted Shares	17,097	16,999	17,087	17,012

SEGMENT RECONCILIATION

	Fourth Quarter		YTD
	2016	2015	2016	2015
Technical Products
GAAP Operating Income	$12.2	$12.4	$65.6	$54.1
Integration/Restructuring Costs	0.8	0.6	1.4	1.8
Adjusted operating income	$13.0	$13.0	$67.0	$55.9

Fine Paper & Packaging
GAAP Operating Income	$17.5	$15.1	$70.7	$67.3
Integration/Restructuring Costs	0.7	0.7	1.8	1.5
Adjusted operating income	$18.2	$15.8	$72.5	$68.8

Other/Unallocated Corporate
GAAP Operating Income	$(7.8)	$(6.6)	$(22.2)	$(20.0)
Integration/Restructuring Costs	1.8	2.3	3.8	3.2
Pension Settlement Charge	0.8	—	0.8	—
Adjusted operating income	$(5.2)	$(4.3)	$(17.6)	$(16.8)

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$3.1	$4.2
Accounts receivable, net	96.5	97.3
Inventories	116.3	120.6
Prepaid and other current assets	20.4	24.5
Total current assets	236.3	246.6
Property, Plant and Equipment — net	364.6	323.0
Deferred Income Taxes	6.1	20.0
Goodwill and other intangibles - net	144.4	151.3
Other non-current assets	14.2	10.5
Total assets	$765.6	$751.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.2	$1.2
Accounts payable	55.6	53.7
Accrued expenses	51.2	51.2
Total current liabilities	108.0	106.1
Long-Term Debt	219.7	228.2
Deferred Income Taxes	10.1	11.8
Noncurrent Employee Benefits	86.7	89.7
Other Noncurrent Obligations	2.8	4.0
Total liabilities	427.3	439.8
Stockholders’ equity	338.3	311.6
Total liabilities and stockholders’ equity	$765.6	$751.4

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Year Ended December 31,
	2016	2015
Operating Activities
Net income	$73.0	$51.1
Depreciation and amortization	32.0	31.5
Stock-based compensation	5.8	6.5
Excess tax benefit from stock-based compensation	—	(2.6)
Deferred income tax provision	16.9	8.3
Pension settlement charge, net of plan payments	0.8	—
Non-cash loss on discontinued operations	—	12.0
Non-cash effects of changes in liabilities for uncertain income tax positions	(1.5)	(0.1)
Net cash (used in) provided by changes in operating working capital, net of effect of acquisitions	(1.2)	1.8
Pension and other post-employment benefits	(10.9)	2.9
Other	0.9	(0.2)
Cash provided by operating activities	115.8	111.2
Investing Activities
Capital expenditures	(68.5)	(48.1)
Net proceeds from sale of discontinued operations	—	5.4
Acquisitions	—	(118.2)
Other	0.3	0.8
Cash used in investing activities	(68.2)	(160.1)
Financing Activities
Net (decrease) increase in debt	(9.9)	6.0
Debt issuance costs	(0.1)	—
Proceeds from exercise of stock options	0.4	1.2
Excess tax benefit from stock-based compensation	—	2.6
Cash dividends paid	(22.4)	(20.3)
Shares purchased	(16.4)	(8.4)
Other	—	0.1
Cash used in financing activities	(48.4)	(18.8)
Effect of exchange rates on cash and cash equivalents	(0.3)	(0.7)
Decrease in cash and cash equivalents	(1.1)	(68.4)
Cash and cash equivalents, beginning of year	4.2	72.6
Cash and cash equivalents, end of year	$3.1	$4.2